Exhibit 99.1


News
Release


For further information contact:
Anthony J. Patti
(781) 395-2800


FOR IMMEDIATE RELEASE
---------------------
July 9, 2003


               MYSTIC FINANCIAL, INC. DECLARES STOCK DIVIDEND
                         AND INCREASES CASH DIVIDEND

      Medford, Massachusetts, July 9, 2003 - Mystic Financial, Inc. (Nasdaq: "MYST") (the "Company"), the holding company for Medford Co-operative Bank (the "Bank"), today declared a 5% stock dividend for shareholders of record at the close of business on July 31, 2003. The stock dividend is payable on August 15, 2003.

      The Company simultaneously announced an increase in the quarterly cash dividend from nine cents per share to ten cents per share of common stock outstanding as of July 31, 2003. The increased cash dividend will be paid on all shares of Common Stock issued and outstanding immediately following the payment of the stock dividend.

      The Company's President and Chief Executive Officer, Ralph W. Dunham, stated "We are pleased to declare both an increase in our quarterly dividend as well as a 5% stock dividend for our shareholders. Management is committed to enhancing value for our shareholders and providing high quality competitive banking services to our customers."


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      Mystic Financial, Inc. is the holding company for Medford Co-
operative Bank, a Massachusetts chartered stock co-operative bank established in 1886. The Bank has three banking offices in Medford and offices in Lexington, Arlington and Bedford, Massachusetts. The Company had $417.7 million in assets as of March 31, 2003.

      Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


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